EXHIBIT 4.1

SECURED PROMISSORY NOTE

$152,000	June 17, 2013

Subject to the terms and conditions of this Secured Promissory Note (this “Note”), for value received, the undersigned, I.E.T., Inc., a corporation incorporated and organized under the laws of the state of Nevada, with its principal place of business located at 4235 Commerce Street, Little River, South Carolina  29566 (the “Maker”), promises to pay to Benchmark Performance Group, Inc., a corporation incorporated and organized under the laws of the state of Texas, with its principal place of business located at 2801 Post Oak Boulevard, Suite 400, Houston, Texas  77056 (the “Payee”), the sum of One Hundred Fifty Two Thousand Dollars ($152,000), together with interest at the rate of seven percent (7%) per annum, which principal and interest are to be paid as set forth below, in such coin or currency of the United States of America as, at the time of payment, shall be legal tender for the payment of public and private debts.  Interest is based on a three hundred sixty-five (365) day year and shall begin to accrue on the date of this Note.

1.             Payment.  The unpaid principal amount of this Note, plus all accrued interest, shall be paid in twenty four (24) consecutive monthly payments of $6,805.43 on the first day of each month commencing August 1, 2013 and ending on July 1, 2015 (the “Maturity Date”), as more fully described in the attached amortization schedule.

2.             Prepayment.  This Note may be voluntarily prepaid by the Maker in whole or in part, with accrued but unpaid interest to the date of prepayment, at any time without penalty.

3.              Events of Default.  For purposes of this Note, an “Event of Default” means any of the following:

(a)           The failure to pay any installment of this Note when due;

(b)           The entry of a decree or order for relief by a court of competent jurisdiction with respect to the Maker in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the appointing of a receiver, liquidator, assignee, custodian, trustee or other similar official for the Maker; or the commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; or the taking possession by a receiver, liquidator, assignee, trustee, custodian or other similar official of any substantial part of the assets of the Maker;

(c)           The sale of greater than fifty percent (50%) of the assets of the Company, other than any sales of property made by the Company in the ordinary course of business; and

(d)           The entry of any judgment or the commencement of any execution, attachment or garnishment proceeding against the Maker which is not satisfied or bonded in a manner reasonably satisfactory to the Payee within ten (10) days after entry of such judgment or commencement of such execution, attachment or garnishment proceeding.

4.             Rights and Remedies.  Upon the occurrence of any Event of Default, the Payee may, at its option, by written notice to the Maker, declare this Note to be immediately due and payable.  The Maker shall have thirty (30) days to cure any Event of Default resulting from the Maker’s failure to pay any installment of this Note when due.  Upon an Event of Default which is not cured or curable, the outstanding balance hereunder shall be subject to default interest at the rate of nine percent (9%) per annum.

The Maker hereby waives presentment, demand for payment, protest, notice of protest, notice of non-payment and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.  The Maker hereby waives any defenses based upon, and specifically assents to, any and all extensions and postponements of the time of payment and all other indulgences or forbearances which may be granted by the Payee.  The rights, remedies, powers and privileges under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  This Note shall not be subject to any offset of any kind.  No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any other occasion.  No single or partial exercise by the Payee of any power hereunder shall preclude any future exercise thereof or the exercise of any other power.

In the event that the Payee must institute suit to collect any payment of principal and/or interest owed hereunder, the Payee shall be entitled to recover from the Maker all amounts unpaid hereunder, together with all reasonable costs, charges and expenses of collection, including reasonable attorney’s fees and costs of suit.

5.             Severability.  If any provision of this Note shall for any reason be held to be invalid or unenforceable, such provision shall not affect any other provision of this Note that can be given effect without such provision and this Note shall be construed as if such provision had never been contained herein.

6.             Security.  The payment of this Note is secured by certain equipment of the Maker as set forth in the Asset Purchase Agreement, dated June 17, 2013, between the Maker and the Payee.

7.             Notices.  Except as otherwise provided, all communications to the Maker or Payee provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Maker: 4235 Commerce Street, Little River, South Carolina 29566, Attn:  Chief Financial Officer, or at any other address designated by the Maker to Payee in writing; if to Payee:  2801 Post Oak Blvd., Suite 400, Houston, Texas 77056, Attn:  President, or at any other address designated by Payee to the Company in writing.

8.              Governing Law; Jurisdiction.  This Note and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the state of Texas without reference to its judicially or statutorily pronounced rules regarding conflict of laws or choice of law.

9.             Successors and Assigns.   The obligations of this Note are binding on the Maker and its successors and assigns.  The Maker may not assign this Note without the written consent of the Payee; provided, however, that the transfer of any rights or obligations of the Maker under this Note in connection with the merger or other business combination between the Maker and any other entity (whether or not the Maker is the surviving entity) shall not be deemed an assignment and such transfer is expressly permitted under this Agreement.  Any assignment in contravention of this Section 8 shall be void.  The benefits of this Note shall inure to the Payee and its transferees and assigns.

10.            Maker Acknowledgments.  The Maker hereby acknowledges receipt of a copy of this Note as executed by the Maker.

IN WITNESS WHEREOF, the Maker has duly executed this Note as of the date and year first above written.

I.E.T., INC.

By:	/s/ Thomas S. Gifford
Name:	Thomas S. Gifford
Title:	Executive Vice President and Chief Financial Officer

Amortization Schedule

	Purchase Price	$190,000.00
	Downpayment	$38,000.00
	Principal	$152,000.00
	Term	2.00	year	Monthly payment	$6,805.43
	Rate	7.00%	annual
	Start date	8/1/2013		Total interest	$11,330.37
				Total payments	$163,330.37

Pymt	Payment	Principal	Payment	Interest	Principal	Remaining
No.	Date	Before Pymt	Amount	Portion	Portion	Principal

1	8/1/2013	$152,000.00	$6,805.43	$886.67	$5,918.77	$146,081.23
2	9/1/2013	146,081.23	6,805.43	852.14	5,953.29	140,127.94
3	10/1/2013	140,127.94	6,805.43	817.41	5,988.02	134,139.92
4	11/1/2013	134,139.92	6,805.43	782.48	6,022.95	128,116.97
5	12/1/2013	128,116.97	6,805.43	747.35	6,058.08	122,058.89
6	1/1/2014	122,058.89	6,805.43	712.01	6,093.42	115,965.47
7	2/1/2014	115,965.47	6,805.43	676.47	6,128.97	109,836.50
8	3/1/2014	109,836.50	6,805.43	640.71	6,164.72	103,671.78
9	4/1/2014	103,671.78	6,805.43	604.75	6,200.68	97,471.10
10	5/1/2014	97,471.10	6,805.43	568.58	6,236.85	91,234.25
11	6/1/2014	91,234.25	6,805.43	532.20	6,273.23	84,961.02
12	7/1/2014	84,961.02	6,805.43	495.61	6,309.83	78,651.20
13	8/1/2014	78,651.20	6,805.43	458.80	6,346.63	72,304.56
14	9/1/2014	72,304.56	6,805.43	421.78	6,383.66	65,920.91
15	10/1/2014	65,920.91	6,805.43	384.54	6,420.89	59,500.01
16	11/1/2014	59,500.01	6,805.43	347.08	6,458.35	53,041.66
17	12/1/2014	53,041.66	6,805.43	309.41	6,496.02	46,545.64
18	1/1/2015	46,545.64	6,805.43	271.52	6,533.92	40,011.73
19	2/1/2015	40,011.73	6,805.43	233.40	6,572.03	33,439.70
20	3/1/2015	33,439.70	6,805.43	195.06	6,610.37	26,829.33
21	4/1/2015	26,829.33	6,805.43	156.50	6,648.93	20,180.40
22	5/1/2015	20,180.40	6,805.43	117.72	6,687.71	13,492.69
23	6/1/2015	13,492.69	6,805.43	78.71	6,726.72	6,765.96
24	7/1/2015	6,765.96	6,805.43	39.47	6,765.96	0.00

			$163,330.37	$11,330.37	$152,000.00